Exhibit 12

ALTRIA GROUP, INC. AND SUBSIDIARIES

Computation of Ratios of Earnings to Fixed Charges

(in millions of dollars)

	Nine Months Ended September 30, 2006	Three Months Ended September 30, 2006
Earnings from continuing operations before income taxes, minority interest, and equity earnings, net	$12,493	$4,520

Add (deduct):
Equity in net earnings of less than 50% owned affiliates	(180)	(65)
Dividends from less than 50% owned affiliates	185	137
Fixed charges	1,242	382
Interest capitalized, net of amortization	(3)

Earnings available for fixed charges	$13,737	$4,974

Fixed charges:
Interest incurred:
Consumer products	$990	$304
Financial services	65	16

	1,055	320

Portion of rent expense deemed to represent interest factor	187	62

Fixed charges	$1,242	$382

Ratio of earnings to fixed charges	11.1	13.0

Exhibit 12

ALTRIA GROUP, INC. AND SUBSIDIARIES

Computation of Ratios of Earnings to Fixed Charges

(in millions of dollars)

	For the Years Ended December 31,
	2005	2004	2003	2002	2001
Earnings from continuing operations before income taxes, minority interest and cumulative effect of accounting change	$15,435	$14,004	$14,609	$17,945	$14,117

Add (deduct):
Equity in net earnings of less than 50% owned affiliates	(247)	(141)	(205)	(235)	(228)
Dividends from less than 50% owned affiliates	225	200	157	45	29
Fixed charges	1,881	1,787	1,730	1,678	1,984
Interest capitalized, net of amortization	(7)		10	10	10

Earnings available for fixed charges	$17,287	$15,850	$16,301	$19,443	$15,912

Fixed charges:
Interest incurred:
Consumer products	$1,525	$1,427	$1,370	$1,331	$1,665
Financial services	107	94	105	100	102

	1,632	1,521	1,475	1,431	1,767

Portion of rent expense deemed to represent interest factor	249	266	255	247	217

Fixed charges	$1,881	$1,787	$1,730	$1,678	$1,984

Ratio of earnings to fixed charges (A)	9.2	8.9	9.4	11.6	8.0

(A)	Earnings from continuing operations before income taxes and minority interest for the year ended December 31, 2002, include a non-recurring pre-tax gain of $2,631 million related to the Miller Brewing Company transaction. Excluding this gain, the ratio of earnings to fixed charges would have been 10.0 to 1.0 for the year ended December 31, 2002.